Exhibit 10.1

FIRST AMENDMENT TO THE INDEPENDENT BANK CORPORATION
AMENDED AND RESTATED DEFERRED COMPENSATION
AND STOCK PURCHASE PLAN FOR NONEMPLOYEE DIRECTORS

This First Amendment ("Amendment") to the Independent Bank Corporation Amended and Restated Deferred Compensation and Stock Purchase Plan for Nonemployee Directors (the "Plan") is adopted by Independent Bank Corporation (the "Company") with reference to the following:

A.	The Company adopted the Plan as of March 8, 2011.

B.
The Company desires to amend the Plan to allocate 350,000 additional shares of IBC Common Stock (as defined in the Plan) for issuance under the Plan and to update the contents of an Election to Participate (as defined in the Plan).

NOW THEREFORE, the Plan is amended as follows effective as of March 1, 2012:

1.	The third sentence of Section 4 of the Plan is amended to read as follows:

Subject to adjustment as described below, the maximum number of shares of IBC Common Stock that may be purchased or credited under the Plan is 670,000.

2.	Clause (v) of Section 7 of the Plan is deleted such that Section 7 shall read as follows:

Contents of Election to Participate.  An Election to Participate shall be made on a form prescribed by the Plan Administrator.  The Election to Participate shall indicate the following:  (i) the participant's Plan Fees; (ii) one of the following three accounts to which the participant wishes to have his or her Plan Fees credited:  (a) the Current Stock Purchase Account, (b) the Deferred Cash Investment Account, or (c) the Deferred Stock Account; (iii) the name or names of the participant's beneficiary or beneficiaries; and (iv) if the participant elects the Deferred Stock Account or the Deferred Cash Investment Account, whether distributions are to be in a lump sum or in installments.

IN WITNESS WHEREOF, this Amendment is adopted as of the 1st day of March, 2012.

INDEPENDENT BANK CORPORATION

/s/ Robert N. Shuster
By: Robert N. Shuster
Its: Executive VP and Chief Financial Officer